CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC (collectively the “Registrants”) dated June 21,2006 and incorporated by reference in the Registrants’ Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 25, 2005 of our reports dated June 15, 2006 and February 3, 2006 related to the consolidated financial statements of K-1 HGC Investment, LLC and subsidiaries as of April 30, 2006 and for the period from July 1, 2005 to April 30, 2006, and as of June 30, 2005 and 2004, and for the year ended June 30, 2005 and the period from August 8, 2003 (date of inception) to June 30, 2004, respectively.
/s/ DELOITTE & TOUCHE LLP
Honolulu, Hawaii
June 16, 2006